Exhibit 5.1

June 5, 2012

Hot Topic Inc.

18305 San Jose Avenue

City of Industry, CA 91748

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by HOT TOPIC INC., a California corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 4,077,578 shares (the “Shares”) of the Company’s Common Stock, issuable pursuant to the Company’s 2012 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Plan, the Company’s Amended and Restated Articles of Incorporation, as amended, and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Plan, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:         /s/ Jason L. Kent

                Jason L. Kent